EXHIBIT 6

                                 SUBSIDIARIES OF
                            BIDHIT.COM, INC. (NEVADA)


BidHit.com, Inc. (Nevada) has one subsidiary being BidHit.com, Inc. (Washington) which was incorporated in the State of Washington.